February 25, 2019

Unified Series Trust

225 Pictoria Drive, Suite 450
Cincinnati, OH 45246

Re: Unified Series Trust, File Nos. 333-100654 and 811-21237

Gentlemen:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 432 to the Registration Statement, File Nos. 333-100654 and 811-21237 (the “Registration Statement”), of Unified Series Trust (the “Trust”).

We have examined a copy of the Trust’s Agreement and Declaration of Trust, the Trust’s By-laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that the shares of the Appleseed Fund, Auer Growth Fund, Crawford Dividend Growth Fund, Crawford Dividend Opportunity Fund, Crawford Dividend Yield Fund, Crawford Multi-Asset Income Fund, Dean Mid Cap Value Fund, Dean Small Cap Value Fund, Essex Environmental Opportunities Fund, Fisher Investments Institutional Group Stock Fund for Retirement Plans, Fisher Investments Institutional Group Fixed Income Fund for Retirement Plans, Fisher Investments Institutional Group ESG Stock Fund For Retirement Plans, Fisher Investments Institutional Group ESG Fixed Income Fund for Retirement Plans, Fisher Investments Institutional Group All Foreign Equity Environmental and Social Values Fund, Fisher Investments Institutional Group US Large Cap Equity Environmental and Social Values Fund, Fisher Investments Institutional Group U.S. Small Cap Equity Fund, FCI Bond Fund, Iron Strategic Income Fund, Iron Equity Premium Income Fund, Silk Invest New Horizons Frontier Fund, Spouting Rock Small Cap Growth Fund, Symons Value Institutional Fund, Miles Capital Alternatives Advantage Fund, Selective Opportunity Fund, Selective Premium Income Fund and Tactical Multi-Purpose Fund, each a series of the Trust, if issued in accordance with the then currently effective Prospectus and Statement of Additional Information of the applicable Fund, will be legally issued, fully paid and non-assessable.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 446 to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ THOMPSON HINE LLP

THOMPSON HINE LLP

DSM/CWB